                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration Number 333-82507-02



                   PRICING SUPPLEMENT, DATED SEPTEMBER 1, 1999
                  TO PROSPECTUS SUPPLEMENT DATED AUGUST 6, 1999
                       TO PROSPECTUS DATED AUGUST 6, 1999

                           POPULAR NORTH AMERICA, INC.

                           MEDIUM-TERM NOTES, SERIES E

              DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE

      UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY
                                  POPULAR, INC.


PRINCIPAL AMOUNT...........................     $250,000,000

ORIGINAL ISSUE DATE........................     September 7, 1999

MATURITY DATE..............................     September 15, 2001

GLOBAL SECURITY............................     Yes

INTEREST RATE PER ANNUM....................     7.375%

INTEREST RATE BASIS........................     Fixed

INTEREST PAYMENT DATES.....................     March 15 and September 15 of
                                                each year and at maturity,
                                                commencing on March 15, 2000.

CUSIP NUMBER...............................     73318EAD5


                                                Price to                Underwriting                 Proceeds
                                               Public(1)                 Discount(2)             to Company(1)(3)
Per Note.............................           99.993%                     .25%                      99.743%

Total................................         $249,982,500                $625,000                 $249,357,500


(1) Plus accrued interest from September 7, 1999, if any.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting other expenses payable by the Company estimated to be $100,000.

The Notes offered hereby are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in New York, on or about September 7, 1999, against payment therefor in immediately available funds.


CREDIT SUISSE FIRST BOSTON
                       CHASE SECURITIES INC.
                                         MERRILL LYNCH & CO.
                                                       POPULAR SECURITIES, INC.

                                 USE OF PROCEEDS

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used for general corporate purposes, including investments in/or extensions of credit to its existing and future subsidiaries, for the acquisition of other banking and financial institutions and repayment of outstanding borrowings.

                                  UNDERWRITING

Subject to the terms and conditions set forth in a terms agreement (the "Terms Agreement") among Popular North America, Inc., (the "Company") Credit Suisse First Boston Corporation, Chase Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth after their names below. The Terms Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                         Underwriter                            Principal Amount
                         -----------                            ----------------

          Credit Suisse First Boston Corporation....................$130,000,000
          Chase Securities Inc......................................$ 60,000,000
          Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated.................................$ 60,000,000
                       Total........................................$250,000,000
                                                                    ============

The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .15% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Underwriters and certain of their affiliates and associates are customers of, including borrowers from, engage in transactions with and/or perform services for, the Company and its subsidiaries in the ordinary course of business. Also, in the ordinary course of their respective businesses, affiliates of the Underwriters engage, and may in the future engage, in commercial banking and investment banking transactions with the Company and its subsidiaries. Chase Securities Inc., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated have performed investment banking services for the Company and have received fees in connection therewith.